Exhibit 99.1

For Immediate Release: Wednesday, Jan. 14, 2015
GM Delivers its Second Consecutive Year of Record Global Sales

•	Record China sales and market share

•	Global Cadillac sales up 5 percent

•	Record global Buick sales

•	Opel/Vauxhall sales outpace the European industry
DETROIT - General Motors Co. (NYSE: GM) is reporting its second consecutive year of record global sales. In 2014, the company and its dealers delivered 9,924,880 vehicles around the world, surpassing by 2 percent the old record set in 2013.
“GM is making solid progress and has good momentum. Our customer focus, the new cars, trucks and crossovers we launched in China and North America, technologies like OnStar with 4GLTE and the revitalization underway at Opel helped us achieve another record year, despite very challenging market conditions in different parts of the world,” said GM CEO Mary Barra.
Among GM’s major launches are the new Opel Corsa, which arrives in European showrooms later this month and the Chevrolet Trax small crossover in the United States, which began arriving in showrooms in December 2014. In addition, GM is increasing U.S. production of the Chevrolet Colorado and GMC Canyon mid-size pickups, which launched late last year. Launches in China include three Chevrolets, two Buicks and two Cadillacs. OnStar is also expanding into Europe and launching 4GLTE service in China.
Deliveries in North America rose 6 percent in 2014 to 3,412,714 units and the company’s estimated market share of 16.9 percent was equal to 2013.
The redesigned full-size pickups and large SUVs introduced by Chevrolet and GMC starting in the second half of 2013, along with the Cadillac Escalade, were major contributors to the company’s success in North America. Dealers delivered almost 1 million units in the United States alone, up 11 percent year over year, which helped drive average transaction prices to a full-year record of nearly $33,900, up about $2,600 from 2013, according to J.D. Power PIN estimates.
Deliveries in China rose 12 percent to a record 3,539,972 and the company’s estimated market share increased 0.6 percentage points to 14.8 percent. Chevrolet, Cadillac, Buick, Wuling and Baojun all set annual sales records.

GM and its joint ventures expanded their lineup with several new and refreshed models in China, including the Buick Envision premium midsize SUV, Chevrolet Trax and Sail 3 family car, Cadillac ATS-L luxury sport sedan and Baojun 730 family vehicle.

Global Sales Highlights (vs. 2013)

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Chevrolet sales in China were up 10 percent to a record 717,007 units, sales in the United States were up 4 percent to more than 2 million units and the brand was the market leader in South America. Global sales were down 4 percent, reflecting Chevrolet’s repositioning in Europe and weak industry conditions in a number of the brand’s major markets.

•	Cadillac increased its sales 5 percent on the strength of a 47 percent increase in China, where sales reached a record 73,500 units.

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Buick delivered nearly 1.2 million vehicles, with sales in North America and China both up 13 percent. In the United States, the Buick Encore has become the industry’s best-selling small crossover. On a global basis, the Encore ended 2014 with sales of 138,218 units, up 42 percent.

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Opel/Vauxhall delivered almost 1.1 million vehicles in Europe in 2014, and had its highest sales and market share since 2011. Sales in the region were up 3.4 percent, which nearly doubled the industry’s 1.8 percent increase. Sales were up in 16 European countries.

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In the United States, Chevrolet and GMC increased their combined share of the retail market for large pickups by a full percentage point to 38.9 percent. The brands’ retail share in the large SUV segment was up 7.8 points to 74.7 percent.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	Q4 '14			2014 Calendar Year-to-Date
Region	Total Sales	YOY Change	Pct Change	Total Sales	YOY Change	Pct Change
GM North America	853,629	69,298	8.8%	3,412,714	178,938	5.5%
GM Europe	297,813	(37,796)	(11.3)%	1,256,109	(137,334)	(9.9)%
GM South America	235,841	(31,553)	(11.8)%	878,075	(159,041)	(15.3)%
GM International	206,630	(29,963)	(12.7)%	838,010	(59,746)	(6.7)%
GM China	958,840	110,881	13.1%	3,539,972	379,595	12%
Total	2,552,753	80,867	3.3%	9,924,880	202,412	2.1%

	Q4 '14			2014 Calendar Year-to-Date
Top Five Markets	Total Sales	YOY Change	Pct Change	Total Sales	YOY Change	Pct Change
China	958,840	110,881	13.1%	3,539,972	379,595	12%
United States	727,120	58,501	8.7%	2,935,008	148,930	5.3%
Brazil	160,854	(12,671)	(7.3)%	578,875	(70,974)	(10.9)%
United Kingdom	68,976	421	0.6%	304,696	3,741	1.2%
Canada	60,513	5,492	10%	249,800	14,856	6.3%

	Q4 '14			2014 Calendar Year-to-Date
Sales by Brand	Total Sales	YOY Change	Pct Change	Total Sales	YOY Change	Pct Change
Chevrolet	1,227,557	(17,196)	(1.4)%	4,787,340	(204,415)	(4.1)%
Opel/Vauxhall	263,216	7,063	2.8%	1,095,409	31,507	3%
Buick	312,043	56,207	22%	1,170,089	137,747	13.3%
Cadillac	69,202	(2,723)	(3.8)%	263,782	12,985	5.2%
All Others	680,735	37,516	5.8%	2,608,260	224,588	9.4%

Notes:
GM North America = United States, Canada, Mexico, and other North American markets
GM Europe = Western, Central and Eastern Europe
GM International = Asia-Pacific, Africa and the Middle East*
GM China = China
*Cuba, Iran, North Korea, Syria and Sudan are excluded from sales volume calculations.